LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

EXHIBIT 10.13

SECOND AMENDMENT

TO THE

 LOWCOUNTRY NATIONAL BANK

DIRECTOR DEFERRED FEE AGREEMENT

FOR

[DIRECTOR]

THIS SECOND AMENDMENT is adopted this ____ day of ________________, 2006, effective as of January 1, 2005, by and between Lowcountry National Bank, a nationally-chartered commercial bank located in Beaufort, South Carolina (the “Company”), and      (the “Director”).

The Company and the Director executed the Director Deferred Fee Agreement on

     (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code.  Therefore, the following changes shall be made:

Section 1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1

“Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company’s outstanding voting common stock.

The following Section 1.12a shall be added to the Agreement immediately following Section 1.12:

1.12a

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company (including any affiliate of the Company that together with the Company is considered a single employer under Section 414(b) of the Code) if any stock of the Company is publicly traded on an established securities market or otherwise.

Section 1.13 of the Agreement shall be deleted in its entirety and replaced by the following:

1.13

“Termination of Service” means the termination of the Director’s service with the Company (including any affiliate of the Company that together with the Company is considered a single employer under Section 414(b) of the Code) for reasons other than death.  Whether a Termination of Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

The following Section 1.14 shall be added to the Agreement immediately following Section 1.13:

1.14

“Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Section 2.2.2 of the Agreement shall be deleted in its entirety.

Section 4.3 of the Agreement shall be deleted in its entirety and replaced by the following:

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

4.3

Disability Benefit.  If the Director experiences a Termination of Service due to Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

Section 4.4 of the Agreement shall be deleted in its entirety and replaced by the following:

4.4

Change of Control.  Upon a Change of Control, the Company shall distribute to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Article.

Section 4.4.1 of the Agreement shall be deleted in its entirety and replaced by the following:

4.4.1

Amount of Benefit.  The benefit under this Section 4.4 shall be the Deferral Account balance [optional--at the date of such Change of Control plus interest at an annual rate equal to the Prime Rate plus two percent (2%), compounded monthly, from such Change of Control to the Director’s Normal Retirement Date].

Section 4.4.2 of the Agreement shall be deleted in its entirety and replaced by the following:

4.4.2

Payment of Benefit.  The Company shall pay the benefit to the Director in [120 equal monthly installments commencing with the month following Normal Retirement Date.  The Company shall credit interest at an annual rate equal to the Prime rate plus two percent (2%), compounded monthly on the remaining account balance during any applicable installment period] OR [in a lump sum within sixty (60) days following such Change in Control].

Section 4.5 of the Agreement shall be deleted in its entirety and replaced by the following:

4.5

Hardship Distribution.  If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement.  The Board in its sole discretion may grant such petition.  If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement (i) only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation would not itself cause severe financial hardship).  In any event, the maximum amount which may be paid out pursuant to this Section 4.5 is the Deferral Account balance as of the day that the Director petitioned the Board to receive a Hardship Distribution under this Section.

The following Sections 4.6, 4.7 and 4.8 shall be added to the Agreement immediately following Section 4.5:

4.6

Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Termination of Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Service may not commence earlier than six (6) months after the date of such Termination of Service.  Therefore, in the event this Section 4.6 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Termination of Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service.  All subsequent distributions shall be paid in the manner specified.

4.7

Distributions Upon Income Inclusion Under Section 409A of the Code.  Upon the inclusion of any amount into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

4.8

Change in Form or Timing of Distributions.  All changes in the form or timing of distributions hereunder must comply with the following requirements.  The changes:

(a)

may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)

must, for benefits distributable under Sections 4.1, 4.2, 4.3, 4.4 and 7.1, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;  and

(c)

must take effect not less than twelve (12) months after the election is made.

Article 8 shall be amended by deleting Section 8.1.3(e), by deleting the parentheticals from Sections 8.2.2 and 8.2.5(c), by deleting Section 8.2.5(d) and by conforming the punctuation for Sections 8.1.3 and 8.2.5.

Article 9 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 9

Amendments and Termination

9.1

Amendments.  This Agreement may be amended only by a written agreement signed by the Company and the Director.  However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

9.2

Plan Termination Generally.  The Company and Director may terminate this Agreement at any time by written agreement. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5 or Section 7.1.

9.3

Plan Terminations Under Section 409A.  Notwithstanding anything to the contrary in Section 9.2, if the Company terminates this Agreement in the following circumstances:

(a)

Within thirty (30) days before, or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company's arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)

Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Company’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the Deferral Account balance determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

The following Section 10.11 shall be added to the Agreement immediately following Section 10.10:

10.11

Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS OF THE ABOVE, the Company and the Director hereby consent to this Second Amendment.

Director:

Lowcountry National Bank

By

Title

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